Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          BANKENGINE TECHNOLOGIES INC.



It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is BankEngine Technologies Inc.

2. The Amended Certificate of Incorporation of the Corporation, is hereby further amended by replacing Article FIRST thereof in its entirety as follows:

The name of the corporation (hereinafter called the "Corporation") is Syscan Imaging, Inc.

And shall further amend the Certificate of Incorporation by adding the following new sentences to the end of the first paragraph of Article FOURTH thereof:
""Upon the effectiveness (the "Split Effective Date") of the certificate of amendment to the certificate of incorporation containing this sentence, each ten
(10) shares of the Common Stock issued and outstanding as of the date and time immediately preceding April 2, 2004, the effective date of a reverse stock split (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall have the number of new shares to which they are entitled rounded to the nearest whole number of shares. The number of new shares will be rounded up if the fractional share is equal to or greater than 0.5 and rounded down if the fraction is less than 0.5. No shareholders will receive cash in lieu of fractional shares."" 3. The foregoing amendment was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware. 4. This Certificate of Amendment shall become effective at 8:00 a.m., Eastern Standard time, on April 2, 2004.

                                        Signed this 19th day of March, 2004.
                                        By:  /s/ Michael J. Xirinachs
                                             ------------------------
                                        Name: Michael J. Xirinachs
                                        Title: Chairman and CEO